Exhibit 99.1

Frontier Communications

3 High Ridge Park

Stamford, CT 06905

203.614.5600

www.frontier.com

Frontier Communications Reaches Acquisition-Related Agreement with Connecticut Attorney General and Office of Consumer Counsel

Agreement includes rate benefits for customers, $63 million to improve broadband capabilities, and sustained community support

STAMFORD, Conn., August 12, 2014 – Frontier Communications Corporation (NASDAQ: FTR) has reached an agreement with the Connecticut Attorney General and the Office of Consumer Counsel (OCC) that will guarantee customer and community benefits resulting from Frontier’s proposed acquisition of AT&T's incumbent local exchange operations and statewide fiber network that provides services to residential, commercial and wholesale customers in Connecticut. As part of the transaction, Frontier will also acquire AT&T's U-verse video and satellite TV operations in Connecticut.

“We are pleased to have reached this settlement agreement with the Attorney General’s Office and the OCC,” said Paul Quick, Senior Vice President and General Manager for Frontier Connecticut. “The agreement will provide tangible benefits for Connecticut customers and communities and moves us closer to serving customers in the state that has been home to our corporate headquarters since 1946,” noted Quick.

Highlights of the agreement state that for a period of not less than 36 months after the closing of the transaction (i) there will be no increases in the basic primary residential rate in effect for transferred exchanges as of the closing date; and (ii) where available, Frontier has agreed to offer its basic broadband and stand-alone basic broadband product at or below Frontier’s current prices.

In addition, Frontier has committed to incremental capital investments totaling $63 million over 2015, 2016 and 2017 to expand and improve broadband in Connecticut. Frontier will also accelerate its inspection of the outside plant it is acquiring, including telephone poles, to ensure the reliability and robustness of the facilities.  Frontier has also agreed to a number of important measures aimed at simplifying and improving telephone pole administration within its Connecticut footprint.

A key component of its agreement with the Attorney General and the OCC builds on Frontier’s existing support of veterans’ programs.  Frontier has committed to reach out to Connecticut’s veteran population through targeted job fairs and to collaborate with the Department of Veteran Affairs (VA) to improve the adoption and use of the VA’s MyHealtheVet and home Telehealth.  Frontier will also work with the Attorney General and the OCC to identify and implement ways to reach eligible low-income veterans to provide them with subsidized broadband service.

Frontier will also become an active participant in Connecticut’s charitable community. The company is already a 2014 Platinum Sponsor of the Connecticut Open Presented by United Technologies and the UCONN Athletics’ Football and Men’s and Women’s Basketball programs.

The full agreement must be approved by the Connecticut Public Utilities Regulatory Authority (PURA).  Please click here to view the Settlement Agreement.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) offers broadband, voice, satellite video, wireless Internet data access, data security solutions, bundled offerings, specialized bundles for residential customers, small businesses and home offices and advanced communications for medium and large businesses in 27 states. Frontier's approximately 13,900 employees are based entirely in the United States. More information is available at www.frontier.com.

Contact:

Brigid Smith

AVP, Corporate Communications

203.614.5042

brigid.smith@ftr.com